Exhibit 10.4

AMENDMENT NO. 4
TO
LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 18 day of May, 2006, by and between Silicon Valley Bank (“Bank”) and Sipex Corporation, a Delaware corporation (“Borrower”) whose address is 233 South Hillview Drive, Milpitas, California 95035.

Recitals

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 21, 2005 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 7.2 (Changes in Business, Non-Ordinary Course Transactions, Ownership, or Business Locations.). Section 7.2 is amended in its entirety to read as follows:

“7.2 Changes in Business, Non-Ordinary Course Transactions, Ownership, or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related or incidental thereto, or permit any person or group of persons (within the meaning of Rule 13d-5 and successor rules promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the “’34 Act”)), but excluding Alonim Investments, Inc. and Rodfre Holdings LLC to (a) acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the ‘34 Act) of thirty percent (30%) or more of the outstanding equity securities of Borrower entitled to vote for members of the board of directors, or (b) acquire all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole. Borrower will not, without at least 30 days prior written notice to the Bank, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name or add any new offices or business locations within the United States in which Borrower maintains or stores over $500,000 in Collateral.”

2.2 Section 7.6 (Distributions; Investments). Section 7.6 is amended in its entirety to read as follows:

“7.6 Distributions; Investments. Make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any cash dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (i) the repurchase of stock from employees, officers, and directors of Borrower pursuant to the terms of applicable repurchase agreements in an aggregate amount not to exceed $500,000 in any fiscal year, provided that no Event of Default has occurred or is continuing or would exist after giving effect to such repurchases; (ii) distributions or dividends consisting solely of Borrower’s capital stock; (iii) purchases for value of any rights distributed in connection with any stockholder rights plan; (iv) distributions of cash in lieu of fractional shares upon conversion or exchange of convertible or exchangeable securities or repurchases of capital stock upon the exercise of dissenters’ rights in connection with a transaction permitted under Section 7.3, so long as such distributions and repurchases pursuant to this clause (iv) do not exceed $500,000 in the aggregate; and (v) if no Default or Event of Default exists or would result from such payment, scheduled interest payments under the Indenture Documents, in accordance with the terms therein as they exist on the date hereof; provided however, scheduled cash interest payments shall not, in any given year, exceed the difference of $3,000,000 less any amounts paid with Borrower’s common stock to the extent permitted therein.

2.3 Section 7.7 (Transaction with Affiliates). Section 7.7 is amended in its entirety to read as follows:

“Section 7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person; (ii) customary fees, expenses and compensation including employee benefits paid or reimbursed to directors, officers or employees who are Affiliates; (iii) transactions permitted under Section 7.4 (with respect to the transaction described under clause (i) of the definition of Permitted Indebtedness) or under Section 7.6 and (iv) transactions contemplated by the Indenture Documents.”

2.4 Section 7.8 (Subordinated Debt). Section 7.8 is amended in its entirety to read as follows:

“7.8 Subordinated Debt; Indenture Documents. (a) Make or permit any payment, prepayment or redemption of any Subordinated Debt or the Indebtedness under the Indenture Documents except (i) if no Default or Event of Default exists or would result from such payment, scheduled interest payments permitted under the subordination provisions (which includes any separate subordination or intercreditor agreements) of such Subordinated Debt; (ii) payments made with Borrower’s common stock or other Subordinated Debt; or (iii) if no Default or Event of Default exists or would result from such payment, scheduled interest payments under the Indenture Documents in accordance with the terms therein as they exist on the date hereof; provided however, scheduled cash interest payments shall not, in any given year, exceed the difference of $3,000,000 less any amounts paid with Borrower’s common stock to the extent permitted therein, or (b) change, amend or waive the terms of any Subordinated Debt or any Indenture Document if the effect of such change, amendment or waiver is to: (i) change the payment, redemption or prepayment provisions of the Subordinated Debt or the Indenture Documents other than to (1) extend the dates therein or (2) reduce the premiums payable in connection therewith; (ii) increase the interest rate or cash paid in respect of interest or other compensation regarding the Subordinated Debt or the Indebtedness under the Indenture Documents prior to the payment in full of the Obligations; (iii) prohibit the making of a payment in respect of the Obligations which Borrower is contractually obligated to make under this Agreement; (iv) cause the Subordinated Debt or the Indebtedness under any Indenture Documents to be assumed by, guaranteed by, co-made by, or otherwise become the obligation of any Subsidiary of Borrower which is not a Borrower or guarantor hereunder; (v) shorten or eliminate existing cure periods or add any additional events of default; (vi) grant any security or collateral to secure payment of any Subordinated Debt or any Indebtedness under the Indenture Documents; or (vii) otherwise change, amend or include terms and conditions, including financial covenants, subordination provisions and events of default, that are more onerous with respect to Borrower or adverse to the interests of Bank than the terms and conditions contained in the Subordinated Debt or the Indenture Documents as in effect on the date hereof.”

2.5 Section 13 (Definitions). The following new definition of “Indenture Documents” is inserted after the definition of “Indebtedness”:

““Indenture Documents” means that certain Indenture dated as of May 16, 2006, between Borrower, as issuer, and Wells Fargo Bank, National Association, as trustee, relating to the 5.5% Convertible Senior Notes due 2026, as supplemented from time to time and the other Transaction Documents as defined in the Securities Purchase Agreement dated as of May 16, 2006, by and among Borrower and the Buyers as defined therein.”

2.6 Section 13 (Definitions). The following definition of “Permitted Indebtedness” is amended as follows:

In the definition of “Permitted Indebtedness”, the “and” at the end of clause (h) is hereby deleted, the “.” after clause (i) is replaced with “; and” and the following new clause (j) shall be inserted thereafter:

“(j) Indebtedness under the Indenture Documents not to exceed the aggregate principal amount of $30,000,000 minus any amounts converted into common stock of Borrower.”

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b)  simultaneous execution and delivery of the Indenture Documents, and (c) evidence of Borrower’s receipt of not less than $30,000,000 from the sale of the notes and warrants issued under the Indenture Documents.

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: /s/ Ray Aguilar Name: Ray Aguilar Title: Relationship Manager	Sipex Corporation By: /s/ Clyde R. Wallin Name: Clyde R. Wallin Title: Sr. VP Finance & CFO